                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)


                           Pure Atria Corporation
         -------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
              ---------------------------------------------------
                       (Title of Class of Securities)

                                   746217108
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 4
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-----------------------                                  ---------------------
  CUSIP NO. 74621710                   13G                    PAGE 2 OF 4
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Reed Hastings
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,080,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,080,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,080,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                                    Page 3 of 4
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

             Amendment No.: 1                      Date: 01/24/97

Fee Being Paid:  No

Item 1(a) Name of Issuer:
          Pure Atria Corporation

Item 1(b) Address of issuer's principal executive offices:
          1309 South Mary Avenue
          Sunnyvale, CA 94087

Item 2(a) Name of person filing:
          Reed Hastings


Item 2(b) Address of principal business office:
          1309 South Mary Avenue
          Sunnyvale, CA 94087


Item 2(c) Citizenship:   United States

Item 2(d) Title of class of securities:  Common Stock

Item 2(e) CUSIP Number:  746217108

Item 3    Type of Person:  IN

Item 4

          (a) Amount beneficially owned:
              4,080,000

          (b) Percent of class:
              10%

          (c) (i)   sole power to vote:
                    4,080,000

              (ii)  shared power to vote  0

              (iii) sole power to dispose:
                    4,080,000

              (iv)  shared power to dispose:
                    0

Item 5    Ownership of 5 percent or less of a class:
          Not Applicable
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                                                                    Page 4 of 4


Item 6    Ownership of more than five percent on behalf of another person:
          Not Applicable

Item 7    Identification and classification of subsidiary:
          Not Applicable

Item 8    Identification and classification of members of the group:
          Not Applicable

Item 9    Notice of dissolution of the group:
          Not Applicable

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 14, 1997
                                           -----------------------------------
                                                                          Date


                                                   /s/ Reed Hastings
                                           -----------------------------------
                                                                     Signature


                                                                Reed Hastings,
                                            President, Chief Executive Officer
                                              and Director of Pure Atria Corp.
                                           -----------------------------------
                                                                    Name/Title